SPECIAL MEETING OF SHAREHOLDERS
OF TOUCHSTONE STRATEGIC TRUST
April 12, 2010

Approval of a new sub-advisory agreement between the Fund’s investment advisor, Touchstone Advisors, Inc. (the “Advisor”), and the Fund’s sub-advisor, Westfield Capital Management Company, L.P. (“Westfield”).

               Number of Shares
     For                   Against  Abstain
                   18,992,125.605          782,438.322            672,013.388

To approve the retention or payment of fees paid or payable by the Advisor to Westfield for its sub-advisory services to the Fund.

      Number of Shares
     For                   Against  Abstain
                   18,807,484.355           952,688.049           686,404.911

To authorize the Board of Trustees and the Advisor to select or change investment sub-advisors and to enter into or amend investment sub-advisory agreements without obtaining the approval of shareholders.

                          Number of Shares
     For                   Against  Abstain
                            16,244,944.017          3,553,103.554       648,529.744